Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Lightstone Value Plus Real Estate Investment Trust II, Inc.

We consent to the incorporation by reference in Amendment No. 5 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust II, Inc. on Form S-11 to be filed on or about September 4, 2012 of our report dated March 31, 2010, on our audit of the consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the year ended December 31, 2009, which report was included in the Annual Report on Form 10-K filed March 30, 2012. We also consent to the reference to our firm under the caption “Experts” in Amendment No. 5 to the Registration Statement on Form S-11.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey

September 4, 2012